UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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First Franklin Corporation

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4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.5352 • F: 513.469.5360

FOR IMMEDIATE RELEASE:	CONTACT:
June 9, 2010	Jack Kuntz
513.469.8000
Independent Proxy Advisor Endorses Siemers and Kuntz for Re-election to First Franklin Board
Lenox Withdraws Half of Its Slate
Cincinnati, OH (June 9, 2010) — John J. Kuntz, Chairman, President and CEO of First Franklin Corporation (NASDAQ: FFHS) and Chairman of Franklin Savings and Loan Company, today announced that the nationally recognized proxy advisory firm of Glass, Lewis & Co. recommended votes for Thomas Siemers and John Kuntz, First Franklin’s board nominees, for election at the company’s June 14, 2010 annual meeting. Kuntz also acknowledged receipt of a letter from the dissident shareholder withdrawing one of two candidates they had nominated.
According to Kuntz, “Glass, Lewis & Co. got it right. We appreciate their expert and independent review. They endorsed our board’s recommendation that Tom Siemers and I be re-elected. They concluded, as have we, that the other nominees have not shown that they are better qualified to replace us or that they could create better value for our shareholders. Importantly, Glass, Lewis & Co. reported that they did not believe First Franklin has underperformed its peers.”
Kuntz added, “In addition, we learned yesterday — six days before our annual meeting of shareholders — Lenox Wealth Management withdrew one of its two board nominees (Jason D. Long). This unusual step comes on the heels of our revelation that the Lenox proxy solicitation appeared to be in violation of federal banking regulations and the release of a report by another proxy advisory firm advising against a vote for Mr. Long. It’s the bottom of the ninth and they pulled half of their team! It’s incredibly irresponsible of Lenox, less than a week before the annual meeting, to effectively disenfranchise the shareholders who may have wasted one of their votes on Mr. Long.”
Kuntz concluded, “First Franklin is headed in the right direction. An independent proxy advisory firm recognized this and endorsed our board’s nominees. The First Franklin Board and management team are fully engaged to restore dividend payments as quickly as possible and maintain our commitment to providing long term value to our stockholders.”
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About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.